Exhibit 10.7

[EDWARDS LETTERHEAD]

Nick Rose

Blackhall Barns

Woodland Rise

Sevenoaks

Kent TN15 0HZ

12 January 2012

Dear Nick,

Appointment as Non-Executive Chairman of Edwards Group plc (the Company)

On behalf of the Company, I am writing to re-confirm the terms of your appointment as Non-Executive Chairman of the board of directors of the Company (the Appointment).  Your appointment as Non-Executive Chairman was effective from 24 March 2011 (the Effective Date).

Appointment

1.                                      Your Appointment will be subject to the provisions of the articles of association of the Company (the Articles) for the time being in force and to any necessary resolutions of shareholders. It is however expected that the Appointment will last at least three years from the Effective Date. The Board may invite you to serve an additional period.

2.                                      Subject to paragraphs 3 and 5, the Appointment may be terminated:

(a)                                 at any time by either party giving to the other three months’ prior written notice; or

(b)                                 immediately by the Company paying you an amount in lieu of your fees for the next three months at the rate payable at the date of termination of the Appointment, less any statutory deductions or, if less, the balance of your fees for any unexpired period of notice given under paragraph (a).

3.                                      The Company may terminate the Appointment immediately at any time and without compensation in the event that the Board (acting reasonably) considers that:

(a)                                 you have committed any act or omission amounting to serious misconduct;

(b)                                 you have committed any material breach of the terms of this letter, including paragraphs 17 to 22 (Other directorships and business interests);

(c)                                  you have engaged in any conduct which has or may have the effect of materially prejudicing the reputation of the Company or any Group Company;

(d)                                 you have been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984; or

(e)                                  you have been disqualified from acting as a director.

4.                                      Upon termination of your Appointment you will at the Company’s request promptly resign in writing as a director of the Company (and as a member of any committee of the Board) and of any Group Company.  The Company Secretary is irrevocably authorised to sign a letter of resignation on your behalf if you fail to do so.

5.                                      Your Appointment as Non-Executive Chairman will terminate forthwith, without prejudice to your rights to compensation for early termination, if:

(a)                                 you are removed as a director by resolution passed at a General Meeting; or

(b)                                 you cease to be a director pursuant to any provision of the Articles.

Duties

6.                                      You will perform the duties of Non-Executive Chairman of the Board in accordance with the Articles.  Further details of the role are set out in Schedule 1 to this letter.

7.                                      In your role as Non-Executive Chairman, you shall:

(a)                                 at all times comply with the Articles and constitution of the Company;

(b)                                 abide by your statutory, fiduciary or common-law duties as a director of the Company;

(c)                                  diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company; and

(d)                                 immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Company Secretary.

8.                                      You will devote such time to the affairs of the Company as is required by your duties as Non-Executive Chairman.  As far as practicable, the Company will agree with you the pattern of your attendance which may be required by the Company from time to time.

9.                                      By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

Fee

10.                               You will be paid an annual fee of £250,000 per annum for your duties as Non-Executive Chairman with effect from the Effective Date.  This fee will be paid to you

(less any required statutory deductions) in equal instalments monthly in arrears, and will be reviewed annually.  This fee will be inclusive of your membership of any Board committees.

11.                               You will be required to apply an amount equal to one third of the after-tax fee to buy ordinary shares in the Company.  Such shares will be purchased on the market via the Company Secretary on a monthly or quarterly basis.  The Company Secretary will in due course provide you with further forms to sign to give effect to this arrangement.  You are expected to retain the shares bought pursuant to this paragraph until the termination of your Appointment.

Expenses

12.                               In addition to the fees described above, the Company will reimburse you for all reasonable out-of-pocket expenses necessarily incurred in carrying out your duties in accordance with the Company’s policies from time to time on production of valid receipts and expense form.  You will have no separate expense allowance.

13.                               During the Appointment, circumstances may arise in the furtherance of your duties as Non-Executive Chairman when it will be appropriate for you to seek advice from independent advisors at the Company’s expense.  The Company will reimburse the full cost of expenditure incurred in accordance with the Board’s agreed procedure under which directors may obtain such independent advice, as amended from time to time.

Office accommodation

14.                               You will be provided, for the purposes of Company business, with office accommodation and secretarial support at the Company’s head office.

Insurance and indemnity arrangements

15.                               The Company has obtained appropriate directors’ and officers’ liability insurance for your benefit and will use its reasonable endeavours to maintain such insurance in force for so long as you are a Non-Executive Director.  The Company will notify you in the event that the directors’ and officers’ liability insurance referred to above is no longer in place. Copies of the policy documents are available from the Company on request.

16.                               The Company has granted a deed of indemnity (being a qualifying third party indemnity for the purposes of the Companies Act 2006) in your favour.

Other directorships and business interests

17.                               The Company acknowledges that you have business interests other than this Appointment and that you have declared any conflicts that are apparent at present. In the event that you become aware of any conflicts of interest that may arise, you must disclose these to the Board as soon as they become apparent.

18.                               During the term of the Appointment you will ensure that you have sufficient time to attend to the duties set out above, having regard to your other business interests.

19.                               During the Appointment, you will not without obtaining the written consent of the Board (such consent not to be unreasonably withheld) accept:

(a)                                 office as chairman or director of any quoted company;

(b)                                 any consultancy, advisory or trustee role (whether in the public or private sector, and whether paid or unpaid); or

(c)                                  any public office.

The Board confirms that it has given its consent to the continuation of your existing activities and current directorships listed in Schedule 2 to this letter.

20.                               You covenant that you will not during the Appointment and for a period of 12 months following the termination of the Appointment (howsoever caused) be engaged or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business in which you have been involved or with which you have been concerned as part of the Appointment and which is similar to, and by virtue of its location competes with, any trade or business being carried on by the Company or any Group Company.

21.                               The provisions of paragraph 20 shall not prevent you from:

(a)                                 following the termination of the Appointment from holding share or other capital of up to 3% of the total issued share capital of any company, whether listed on a recognised stock exchange or note; or

(b)                                 following the termination of the Appointment conducting business not in direct or indirect competition with the business of the Company or any Group Company.

22.                               You covenant that you will not during the Appointment or for a period of 12 months following the termination of your appointment as Non-Executive Chairman (howsoever caused), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial or technical capacity and with whom you had material business dealings during the course of your Appointment as Non-Executive Chairman.

Code of conduct

23.                               During the Appointment you will comply with the Company’s Code of Conduct and such other requirements as the Board may from time to time specify.

Confidentiality and Intellectual Property Rights

24.                               You must apply the highest standards of confidentiality and not disclose to any person or company (whether during the course of the Appointment or at any time after its termination) any confidential information concerning the Company and any Group Companies with which you come into contact, including details of the Company’s technology.

25.                               If, at any time during your appointment, you (either alone or with others) produce any work in any medium whatsoever including any report or similar document, software or any other intellectual property (Works), which relates to the business of the Company or any other Group Company or which results from or is suggested by anything done in the course of the appointment, then you agree that all intellectual property and proprietary rights in such Works shall belong to and be the sole legal and beneficial property of the Company or the relevant Group Company and will do all things and sign any documents (at your cost) necessary to secure vesting of those rights in the relevant Group Company.  You will not use, reproduce or disclose any part of them without the prior written consent of the Company.

26.                               On termination of the Appointment you will deliver to the Company all (but not limited to), books, documents, papers, business plans, finances (including, but not limited to, any such information relating to or belonging to a supplier, customer or client) and other property of or relating to the business of the Company or any Group Company which are in your possession, custody or power by virtue of your position as the Non-Executive Chairman. The Company is able to arrange the disposal of papers which you no longer require.

Data Protection

27.                               By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as appropriate:

(a)                                 information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

(b)                                 your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

(c)                                  information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

28.                               You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

29.                               You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

30.                               The Company is also subject to restrictions on the disclosure of personal data concerning its customers, clients or suppliers, such as details of their contact numbers and you will be required to comply with all such restrictions.

General

31.                               You must inform the Company promptly of any change in your address or telephone contact numbers.

32.                               For the purposes of this letter Group Company shall mean the Company and any of its subsidiaries or holding companies from time to time (and any other subsidiary of any of its holding companies), and holding company and subsidiary shall be as defined in section 1159 Companies Act 2006.

33.                               The terms of this letter are governed by English law.

Please confirm your agreement to the above by signing and returning to me the enclosed duplicate of this letter.

Yours sincerely

/s/ Matthew Taylor
For and on behalf of Edwards Group plc

I have read and agree to the above terms of my Appointment as Non-Executive Chairman of Edwards Group plc.

SIGNED as a DEED and	)
DELIVERED by NICK ROSE	)	/s/ Nick Rose
In the presence of:

Witness’s signature:	/s/ Michael Anscombe

Witness’s name: Michael Anscombe

Witness’s address:
Edwards Group plc, Manor Royal, Crawley, West Sussex, RH10 9LW

Date: 20/2/12

SCHEDULE 1

Schedule of Responsibilities as Non-Executive Chairman

1.                                      The Non-Executive Chairman has responsibility for the leadership of the Board, for ensuring its effectiveness on all aspects of its role and for ensuring that all Directors, investor, executive and non-executive alike, are encouraged to play their full part in its activities.

2.                                      The Non-Executive Chairman’s duties are:

(a)                                 To run, and chair all meetings of, the Board, having set in advance the agenda which should take full account of the issues and concerns of all Board members.  The Non-Executive Chairman should ensure adequate time is available for discussion of all agenda items.  Agendas should be forward looking and concentrate on strategic matters rather than formulaic approvals of proposals which can be subject of appropriate delegated powers to management.

(b)                                 To ensure that all necessary and appropriate information is available in good time to all members of the Board and that they are properly briefed on the issues arising at Board meetings, and that sufficient time is allowed for the discussion of complex or contentious issues, where appropriate arranging for informal meetings beforehand to enable thorough preparation for the Board discussion.  It is particularly important that non-executive Directors have sufficient time to consider critical issues and are not faced with unrealistic deadlines for decision making.  The Non-Executive Chairman should ensure that the views of shareholders are communicated to the board as a whole.

(c)                                  To ensure effective implementation of the Board’s decisions and strategy for the Company.

(d)                                 To promote a culture of openness and debate by facilitating the effective contribution of non-executive Directors in particular and ensuring constructive relations between investor, executive and non-executive Directors.

(e)                                  To be available for consultation with the Chief Executive on relevant issues raised by the Chief Executive and to provide support and advice to him while respecting executive responsibility.

(f)                                   To handle with the Chief Executive, the relationships with governments, authorities, regulators and “stakeholders”.

(g)                                  To take the lead in providing a properly constructed, comprehensive, formal and tailored induction programme to new Directors.

(h)                                 To ensure that the Directors continually update their skills and the knowledge and familiarity with the Company required to fulfil their role both on the board and on board.

(i)                                     To regularly identify, review and agree with each Director their training and development needs, and to take the lead in meeting the development needs of individual Directors, with the Company Secretary having a key role in facilitating provision.  It is the responsibility of the Non-Executive Chairman to address the development needs of the Board as a whole with a view to enhancing its overall effectiveness as a team.

(j)                                    To ensure that the committees of the Board, including the Remuneration Committee, Audit and Risk Committee, properly perform their functions.

(k)                                 To preside over general meetings of the Company.  The Non-Executive Chairman should also arrange for the chairmen of the Audit and Risk, and Remuneration Committees to be available to answer questions at the AGM and for all directors to attend.

(l)                                     To secure the necessary authority from the Board or CEO when entering into any commitment on behalf of the Company which does not fall within the Non-Executive Chairman’s authority.

SCHEDULE 2

List of existing activities and current directorships as at the date of the letter

BAE Systems Plc

BT Group Plc

Williams Grand Prix Holdings plc